Exhibit 99.1

Move, Inc. Announces Planned Departure of Chief Financial Officer

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--April 2, 2009--Move, Inc. (NASDAQ:MOVE), the leader in online real estate, today announced that Lewis R. Belote, III, its chief financial officer, will leave the Company later this year. Mr. Belote, who joined the company in 2002, will continue in his current position as CFO until the company appoints a successor.

“On behalf of the Board of Directors, I want to thank Lew for the many contributions he has made to Move over the past seven years,” said Steve Berkowitz, Move’s chief executive officer. “Lew has been a stable presence for the Company during some challenging times and we appreciate the professionalism, expertise and dedication he brought to the Company.”

Mr. Belote said, “This has been an incredible journey at Move and I’m proud of our past accomplishments. While I am looking forward to spending more time with my family, I am also excited about Steve’s leadership and the direction he’s taking the Company. Under his guidance, I’m confident that Move will continue to build on its position as the leader in online real estate and I will do everything I can to support him and his team through this transition.”

Move has engaged Spencer Stuart, a global executive search firm to lead the search for Mr. Belote’s replacement.

ABOUT MOVE, INC.

Move, Inc. (NASDAQ:MOVE) is the leader in online real estate with 7.4 million[1] monthly visitors to its online network of websites. Move, Inc. operates: Move.com®, a leading destination for information on new homes and rental listings, moving, home and garden and home finance; REALTOR.com®, the official Web site of the National Association of REALTORS®; Welcome Wagon®; Moving.com; SeniorHousingNet(TM); and Top Producer® Systems. Move, Inc. is based in Westlake Village, California.

This press release may contain forward-looking statements, including information about management’s view of Move’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Move, its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Move files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Move’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Move cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Move expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

[1] comScore Media Metrix, Feburary 2009

CONTACT:
Move, Inc.
Julie Reynolds, 805-557-3080
Julie.reynolds@move.com
or
The Blueshirt Group
Todd Friedman, 415-217-7722
todd@blueshirtgroup.com
Stacie Bosinoff, 415-217-7722
Stacie@blueshirtgroup.com